Item 77k. Changes in Registrant's Certifying Accountant

KPMG LLP ("KPMG"), Three Embarcadero Center, San Francisco, California 94111, served as independent auditors for PayPal Funds (the "Trust") since the Trust's commencement of operations (November 18, 1999) until November 12, 2001, when the Board of Trustees for the Trust terminated KPMG's appointment as the Trust's independent auditors. The Trust notified KPMG of such termination on December 7, 2001. KPMG's reports on the financial statements of the Trust for the periods since commencement of operations contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the periods since the Trust's commencement of operations and from January 1, 2001 through the date of KPMG's termination, there have been no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. A letter from KPMG is attached as Exhibit A.

Subsequent Events

On November 12, 2001, the Board of Trustees of the Trust, including a majority of the Trustees who are not "interested persons" (as defined in the 1940 Act), selected PricewaterhouseCoopers LLP ("PwC"), 333 Market Street, San Francisco, California 94105, as the new independent auditors for the Trust.